Exhibit 99.1

Atlantic Southern Financial Group, Inc. Reports Record First Quarter Net Income

MACON, Ga., April 20, 2006 – Atlantic Southern Financial Group, Inc. (OTC Bulletin Board:  ASFN) today announced record first quarter results that included a 70% increase in net income, a 56% increase in diluted earnings per share and a 112% increase in non-interest revenue as compared to the first quarter of 2005. All per share figures have been adjusted for the Company’s three-for-two stock split on September 30, 2005.

For the first quarter, net income rose to $1,060,000, an increase of $438,000 or 70% as compared to a year ago. Diluted earnings per share of $.36 increased $.13 from $.23 a year earlier. Total non-interest income was $378,000 for the first quarter of 2006 as compared to $178,000, an increase of $200,000 or 112%.

Mark Stevens, President & CEO, stated, “Our financial performance remains strong with loan growth as the primary driver of net income. The rising interest rate environment has not deterred borrowing and we continue to build a strong pipeline of loans in all our markets.”

At March 31, 2006, total loans stood at $368.8 million, an increase of 40% from a year ago. “Our loan quality remains excellent and our allowance for loan losses well-funded. We anticipate strong loan growth as we develop our retail branch network in metro-Savannah and Warner Robins”, Stevens said.

The bank’s assets grew by 12% and ended the quarter at $435,806,000 compared to $388,710,000 at December 31, 2005.

About Atlantic Southern Financial Group, Inc. and Atlantic Southern Bank

With headquarters in Macon, Georgia, Atlantic Southern Financial Group, Inc., operates four banking locations in the middle Georgia markets of Macon and Warner Robins and two locations in the Savannah market. The company specializes in commercial real estate and small business lending.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of a future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” in Atlantic Southern Financial Group, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.